05/23/2011 14:00 FAX 001/005

P94000088085

Florida Department of State
Division of Corporations
Electronic Filing Cover Sheet

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To:
Division of Corporations
Fax Number : (850)617-6380

From:
Account Name : WINDERWEEDLE, HAINES, WARD & WOODMAN, P.A.
Account Number : 076077002775
Phone : (407)246-8678
Fax Number : (407)423-7014

2011 MAY 23 PM 3:39
SECRETARY OF STATE
TALLAHASSEE, FLORIDA
FILED

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Email Address: ____________________

RECEIVED
11 MAY 23 AM 8:48
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

COR AMND/RESTATE/CORRECT OR O/D RESIGN
NUONCOLOGY LABS, INC.

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5/23/11

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Nuoncology Labs, Inc.

Articles of Amendment and Restatement

Pursuant to the provisions of Section 607.1008 of the Florida Statutes, Nuoncology Labs, Inc., a Florida corporation, does hereby amend and restate its Articles of Incorporation.

1. The name of the corporation whose Articles of Incorporation, as amended, are being amended and restated by these Articles of Amendment and Restatement is Nuoncology Labs, Inc., a Florida corporation.

2. The Amended and Restated Articles of Incorporation of Nuoncology Labs, Inc., a Florida corporation, shall read as follows:

Amended and Restated Articles of Incorporation
of
Nuoncology Labs, Inc.

The undersigned does hereby make, subscribe and file these Amended and Restated Articles of Incorporation:

ARTICLE I
Corporate Name

The name of this corporation is: Nuoncology Labs, Inc.

ARTICLE II
Capital Stock

The total number of shares of capital stock which this corporation shall have the authority to issue is Five Hundred Five Million (505,000,000) shares, consisting of Five Million (5,000,000) shares of Preferred Stock having a par value of $.0001 per share and Five Hundred Million (500,000,000) shares of Common Stock having a par value of $.0001 per share.

The Board of Directors of this corporation is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and, by filing articles of amendment pursuant to the applicable law of the State of Florida, to establish from time to time the number of shares of Preferred Stock to be included in each such series and to determine and fix the designations, powers, preferences and rights of the shares of each such series (including without limitation the voting rights, dividend rights and preferences, liquidation rights and preferences, and conversion rights, if any, thereof) and the qualifications, limitations and restrictions thereof.

All shares of Common Stock shall be identical with each other in every respect, and the holders thereof shall be entitled to one vote for each share of Common Stock upon all matters upon which the shareholders have the right to vote.

The holders of record of any outstanding shares of Preferred Stock shall be entitled to dividends if, when and as declared by the Board of Directors of the corporation, at such rate per share, if any, and at such time and in such manner, as shall be determined and fixed by the Board of Directors of the corporation in the articles of amendment authorizing the series of Preferred Stock of which such shares are a part. No dividends shall be declared and paid, or declared and set aside for payment, on the shares of Common Stock unless and until all dividends, current and accumulated, if any, accrued on the outstanding shares of Preferred Stock shall be declared and paid or a sufficient amount shall have been set aside for the payment thereof.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of record of the outstanding shares of Preferred Stock shall be entitled to receive such amount, if any, for each share of Preferred Stock, as the Board of Directors of the corporation shall determine and fix in the articles of amendment authorizing the series of Preferred Stock of which such shares of Preferred Stock are a part, and no more. If the assets of the corporation shall not be sufficient to pay to all holders of Preferred Stock the amounts to which they would be entitled in the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, then the holders of record of each series of Preferred Stock which is entitled to share in the assets of the corporation in any such event shall be entitled to share in the assets of the corporation to the extent, if any, and in the manner, determined by the Board of Directors of the corporation in the articles of amendment authorizing the series of Preferred Stock of which such shares are a part, and no more, and, in any such case, the holders of record of shares of Preferred Stock of the same series shall be entitled to share ratably in accordance with the number of shares of Preferred Stock of the series so held of record by them to the extent, if any, that the series is entitled to share in the assets of the corporation in such event. No payment shall be made to the holders of shares of Common Stock of the corporation in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation unless the holders of record of shares of Preferred Stock shall have been paid the full amount to which they shall be entitled in such event or unless a sufficient amount shall have been set aside for such payment.

Upon the effectiveness of any "combination," as such term is defined in Section 607.10025(1) of the Florida Business Corporation Act, the authorized shares of the classes or series affected by the combination shall not be reduced or otherwise affected by the percentage by which the issued shares of such class or series were reduced as a result of the combination.

ARTICLE III
Board of Directors

The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than one nor more than fifteen persons. The exact number of directors within the minimum and maximum limitations specified in the preceding

sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and the directors so chosen shall hold office for a term expiring at the next Annual Meeting of Shareholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of not less than a majority of the voting power of all of the shares of the corporation entitled to vote for the election of directors.

ARTICLE IV
Indemnification

This corporation shall indemnify and hold harmless each and every one of its directors, officers, employees, attorneys and agents to the fullest extent permitted by the laws of the State of Florida.

Any amendment, alteration, change or repeal of this Article IV shall be prospective only and shall not affect the rights of any person to indemnification from the corporation for any alleged or actual liability arising prior to the effective date of any such amendment, alteration, change or repeal.

ARTICLE V
Amendment

The corporation reserves the right to amend, alter, change or repeal any provision contained these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on the shareholders of the corporation hereunder are granted subject to this reservation.

ARTICLE VI
Affiliated Transactions

The corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

ARTICLE VII
Control Share Acquisitions

The corporation expressly elects not be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

3. The Amended and Restated Articles of Incorporation of Nuoncology Labs, Inc., a Florida corporation, set forth in paragraph 2 above were authorized by an Order Approving Plan of Reorganization entered on May 17, 2011 by the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida in DTC America, LLC v. Nuoncology Labs, Inc., Case Number CACE-10-043805. The Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida has jurisdiction over the case of DTC America, LLC v. Nuoncology Labs, Inc. pursuant to Chapter 607 of the Florida Statutes.

IN WITNESS WHEREOF, the corporation, by and through its undersigned Receiver, has executed these Articles of Amendment and Restatement on May 23, 2011.

Nuoncology Labs, Inc.

By: ______________________
Gary D. Lipson, as Receiver